Exhibit 99.1

EXPLANATION OF RESPONSES

(1)  Prior to the transaction reported herein, Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) owned an aggregate of 4,200,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), of Bronco Drilling Company, Inc., a Delaware corporation (the “Company”).  On September 18, 2009 (the “Issue Date”), Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa (“Banco Inbursa”), a party related to Inmobiliaria, was issued a warrant (the “Warrant”) to purchase up to 5,440,770 shares of Common Stock (subject to adjustment in certain circumstances that are set forth in the Warrant) in connection with Banco Inbursa’s execution and delivery of a credit agreement with the Company, as borrower, certain subsidiaries thereof, as guarantors, and Banco Inbursa, as lender and as the issuing bank thereunder.

The Warrant may be exercised, in whole or in part, at any time after the Issue Date until September 18, 2012 for up to an aggregate of 5,440,770 shares of Common Stock.  The exercise price of the Warrant is (i) $6.50 per share, from the Issue Date through the first anniversary thereof, (ii) $7.00 share, following the first anniversary of the Issue Date through the second anniversary of the Issue Date and (iii) $7.50 per share, following the second anniversary of the Issue Date through the third anniversary of the Issue Date.  The exercise price set forth in Item 2 of Table II reflects the exercise price of the Warrant as of the date hereof.

In addition, the number of shares of Common Stock received upon exercise of the Warrant is subject to certain limitations.  Specifically, the warrantholder, including Banco Inbursa, may not exercise the Warrant for a number of shares of Common Stock which will exceed 19.99% of the shares of the Common Stock that were issued and outstanding on the Issue Date (subject to adjustment for stock splits, combinations and similar events).  In addition, the number of shares of Common Stock that may be acquired by the warrantholder upon any exercise of the Warrant is limited to the extent necessary to ensure that, immediately after giving effect to the exercise of the Warrant, the total number of shares of Common Stock owned by the warrantholder and its Affiliates (as defined in the Warrant) and any other Person (as defined in the Warrant) whose ownership of Common Stock would be aggregated with the warrantholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 19.99% of the total number of shares of Common Stock that are outstanding immediately after giving effect to such exercise of the Warrant.  Neither the filing of this Form 4 nor any of its contents shall be deemed to constitute an admission that the shares of Common Stock that may be acquired upon the exercise of the Warrant constitute derivative securities for the purposes of the Exchange Act or for any other purpose.  The number of shares of Common Stock issuable upon exercise of the Warrant as set forth in Table II reflects the maximum number of shares of Common Stock that may be received upon exercise of the Warrant without giving effect to the limitations on exercise described above.

Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family” and, together with Inmobiliaria and Banco Inbursa, the “Reporting Persons”) indirectly beneficially own a majority of the outstanding voting and equity securities of each of Inmobiliaria and Banco Inbursa.  The Slim Family may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of (i) the Common Stock held by Inmobiliaria and (ii) the Warrant, which represents the right, subject to the terms and conditions set forth therein, including the limitations on exercise as described above, to purchase up to 5,440,770 shares of Common Stock, held by Banco Inbursa.  Except to the extent of any pecuniary interest therein, each of Inmobiliaria and Banco Inbursa disclaims beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of all of the shares of Common Stock that may be deemed to be beneficially owned by it except with respect to any shares of Common Stock (or rights to acquire shares of Common Stock) directly owned by such Reporting Person.  The principal business address for each of Inmobiliaria and Banco Inbursa is: Avenida Insurgentes Sur #3500, PB, Colonia Peña Pobre, Delegación Tlalpan, CP, 14060 México D.F., México.  The principal business address for each member of the Slim Family is: Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 México, D.F., México.